EX-16
                                                ANDERSON, ANDERSON & STRONG
                                                       941 East 3300 South
                                                   Salt Lake City, Utah 84109

November 5, 1999

United States Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re: GRG, Inc. d/b/a/Global Resource Group, Inc., f/k/al Ghiglieri Corporation ("GRG")

Sir or Madam:

Anderson, Anderson and Strong, L.C., Certified Public Accountants, of Salt Lake City, Utah, audited the financial statements of GRG for the calendar years ended December 31, 1997, 1996 and 1995.

Jones, Jensen & Company, LLC, Certified Public Accounts, of Salt Lake City, Utah were engaged by the Board of Directors of GRG to prepare the audited financial statements of GRG for the year ended December 31, 1998; and will prepare the financial statements for the calendar year 1999.

There were no disagreements between us and GRG, whether resolved or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved, would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

Our report did not contain any adverse opinion or disclaimer of opinion, and with the exception of a "going concern" qualification because of the lack of material operations of GRG on the date of the report, were not qualified or modified as to uncertainty, audit scope or accounting principles.

During GRG's three most recent calendar years, and since then, we have not advised GRG that any of the following exists or is applicable:

(1) That the internal controls necessary for GRG to develop reliable financial statements do not exist, that information has come to their attention that has lead them to no longer be able to rely on management's representations or that has made them unwilling to be associated with the financial statements prepared by management;

(2) That GRG needs to expand significantly the scope of its audit, or that information has come to their attention that if further investigated may materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements or any other financial presentation, or cause them to be unwilling to rely on management's representations or be associated with GRG's financial statements for the foregoing reasons or any other reason; or

(3) That they have advised the Company that information has come to their attention that they have concluded materially impacts the fairness or reliability of either a previously issued audit report or the underlying financial statements for the foregoing reasons or any other reason.


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During the  Company's  three most  recent  calendar  years and since  then,  the
Company has not consulted us regarding the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements or any other financial presentation whatsoever.

The Company has provided Andersen, Andersen & Strong with a copy of the disclosure provided under this caption of this Registration Statement, and has advised us to provide the Company with a letter addressed to the Securities and Exchange Commission as to whether we agree or disagree with the disclosures made herein. By this letter, we agree with the disclosures made relating to our firm.

Thank you for your cooperation in this matter.

Very truly yours,

/s/

Rex Anderson
Partner

cc: Leonard Burningham
    Gordon Jones
    Matthew Veal

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